EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations 404-715-2170 Corporate Communications 404-715-2554, media@delta.com news archive at news.delta.com

Delta Air Lines Successfully Completes $750 Million in Delevering Initiatives

Airline using excess liquidity to reduce debt, strengthen balance sheet

ATLANTA, Oct. 5, 2010 – Delta Air Lines (NYSE: DAL) in the September quarter successfully completed $750 million in debt reduction and delevering initiatives as part of the company’s ongoing efforts to bring its adjusted net debt to $10 billion by the end of 2012, a reduction of $7 billion over three years.

Delta is taking advantage of the significant free cash flow it expects to generate in 2010 to delever its balance sheet through a variety of actions, including:
•	successfully tendering for $300 million of the company’s debt;
•	calling $75 million of 9.5% Senior Secured Notes due 2014;
•	repurchasing $153 million in debt through open market transactions and private purchases;
•	achieving $160 million of debt relief through vendor negotiations; and
•	reducing the company’s lease expense by purchasing aircraft off lease.

“Delta is taking concrete steps to reduce our debt load to a more sustainable level for the long-term,” said Paul Jacobson, Delta’s senior vice president and treasurer.  “We estimate that our initiatives in 2010 will reduce the company’s expenses by $125 million on an annual basis.”

The company’s debt reduction initiatives will result in a one-time $350 million charge in the September 2010 quarter.  This charge is associated with the primarily non-cash loss on extinguishment of debt, including the write-off of unamortized debt discount recorded as part of the Northwest merger.  At the time of its merger with Northwest, Delta was required under purchase accounting rules to record $1.8 billion of debt discount.

As used in this press release, “adjusted net debt” means debt and capital lease obligations plus seven times aircraft rent for the last twelve months, less cash, cash equivalents and short-term investments.

Delta Air Lines serves more than 160 million customers each year. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 351 destinations in 64 countries on six continents. Headquartered in Atlanta, Delta employs more than 75,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, the world’s largest airline loyalty program; the award-winning BusinessElite service; and 50 Delta Sky Clubs in airports worldwide. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the effects of the global recession; the effects of the global financial crisis; the impact of posting collateral in connection with our fuel hedge contracts;  the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; the ability to realize the anticipated benefits of our merger with Northwest; the integration of the Delta and Northwest workforces; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; the effects of weather, natural disasters and seasonality on our business; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2009 and our report on Form 10-Q for the quarterly period ended June 30, 2010.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of Oct. 5, 2010, and which we have no current intention to update.

###